Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Second Quarter Fiscal 2014 Results

~ Comparable Stores Sales Increased 1.6% ~

YORK, Pa.--(BUSINESS WIRE)--August 21, 2014--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for the second quarter of fiscal 2014 ended August 2, 2014. Comparable store sales in the second quarter of fiscal 2014 increased 1.6% compared with the prior year period. Adjusted EBITDA (not a measure recognized under generally accepted accounting principles - see Note 1) in the second quarter of fiscal 2014 was $5.1 million, compared with $8.7 million in the second quarter of fiscal 2013. Net loss in the second quarter of fiscal 2014 was $36.2 million, or $1.86 per diluted share, compared with a net loss of $37.3 million, or $1.95 per diluted share, for the second quarter of fiscal 2013. The second quarter of fiscal 2013 results included $3.9 million of debt extinguishment costs associated with certain of the Company’s senior notes.

Comments

Brendan Hoffman, President and Chief Executive Officer, commented, “We were pleased that we achieved comparable store sales growth, particularly given the challenging promotional environment and continuation of soft traffic trends. Ecommerce delivered another strong quarter driven primarily by increased conversion. In addition, our proprietary credit card penetration increased to approximately 51% of total sales, further demonstrating the ongoing strength of our loyalty program. We continued to carefully manage our inventory, ending the quarter approximately flat on a comparable store basis as compared with the prior year period and positioning us well for the fall season.”

Mr. Hoffman continued, “We are excited to welcome Kathryn Bufano to the Bon-Ton team as she assumes the role of President and Chief Executive Officer next week. She comes with a wealth of knowledge and experience in the retail industry which we believe will be beneficial as we continue to execute our business strategies for profitable growth. I look forward to working with Kathy during a transition period.”

Net Sales

Total sales in the second quarter of fiscal 2014 increased 1.1% to $563.5 million, compared with $557.1 million in the prior year period. Comparable store sales in the second quarter of fiscal 2014 increased 1.6% compared with the prior year period.

Other Income

Other income in the second quarter of fiscal 2014 was $14.7 million, compared with $13.8 million in the second quarter of fiscal 2013.

Gross Margin

In the second quarter of fiscal 2014, gross margin increased $0.1 million to $206.2 million, compared with $206.1 million in the second quarter of fiscal 2013. The gross margin rate for the second quarter of fiscal 2014 decreased to 36.6% of net sales from 37.0% of net sales in the prior year period, primarily the result of increased net markdowns and increased delivery costs.

Selling, General and Administrative (“SG&A”) Expense

SG&A expense increased $4.6 million to $215.8 million in the second quarter of fiscal 2014, compared with $211.3 million in the second quarter of fiscal 2013, primarily due to increased advertising expenditures and implementation costs, primarily professional fees and severance, associated with our ongoing expense efficiency initiative, partially offset by decreased performance incentives. The SG&A expense rate for the second quarter of fiscal 2014 increased to 38.3% of net sales, compared with 37.9% of net sales in the second quarter of fiscal 2013.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, was $25.2 million in the second quarter of fiscal 2014, compared with $24.1 million in the second quarter of fiscal 2013.

Interest Expense, Net

In the second quarter of fiscal 2014, interest expense, net, decreased $2.1 million to $15.4 million, compared with $17.5 million in the prior year period, due to reductions in interest rates, average debt levels and amortization of deferred fees.

Loss on Extinguishment of Debt

In the second quarter of fiscal 2013, the Company recorded a $3.9 million loss on extinguishment of debt due to charges associated with fees and accelerated amortization of deferred fees in conjunction with the redemption of certain of the Company’s senior notes. There was no loss on extinguishment of debt in the second quarter of fiscal 2014.

Income Tax Provision

An income tax provision of $0.4 million was recorded in the second quarter in each of fiscal 2014 and fiscal 2013.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “Based on the estimated increase in implementation costs, primarily professional fees and severance, associated with our expense efficiency initiative and expenses associated with the CEO transition (totaling an estimated $3 million to $4 million of aggregate increased costs) and our first half results, we are revising our fiscal 2014 guidance for Adjusted EBITDA to a range of $165 million to $175 million (see Note 1). We expect earnings per diluted share to be in a range of $0.25 to $0.55 and cash flow (see Note 2) to be in a range of $15 million to $25 million. Assumptions reflected in our full-year guidance are:

  Comparable store sales in a range of 1.0% to 2.0% increase;
  Gross margin rate flat to up 20 basis points compared with the fiscal 2013 rate of 36.2%;
  SG&A expense rate flat to up 20 basis points, inclusive of potential performance incentives, compared with the fiscal 2013 rate of 32.5%;
  Estimated tax rate of 39%;
  Capital expenditures not to exceed $75 million, net of external contributions; and
  Estimated 21 million average diluted shares outstanding.”

Mr. Plowman added, “Our excess borrowing capacity under our revolving credit facility was approximately $384 million at the end of second quarter fiscal 2014.”

Conference Call Details

The Company’s conference call discussing its second quarter of fiscal 2014 will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (888) 215-6982 at 9:55 a.m. Eastern time and reference conference ID 5781800. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, August 28, 2014. The number to call for the taped replay is (877) 870-5176 and the replay PIN is 5781800. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, August 28, 2014.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 department stores, which includes 10 furniture galleries, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, amortization of lease-related interests, impairment charges and non-cash taxes, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	August 2,	August 3,
(Unaudited)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$7,688	$8,140
Merchandise inventories	723,454	720,177
Prepaid expenses and other current assets	72,118	70,883
Total current assets	803,260	799,200
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $900,967 and $846,396 at August 2, 2014 and August 3, 2013, respectively	632,701	643,033
Deferred income taxes	19,384	16,432
Intangible assets, net of accumulated amortization of $61,170 and $60,807 at
August 2, 2014 and August 3, 2013, respectively	93,532	106,797
Other long-term assets	23,702	23,338
Total assets	$1,572,579	$1,588,800
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$238,077	$235,160
Accrued payroll and benefits	25,447	29,475
Accrued expenses	142,276	140,090
Current maturities of long-term debt	7,171	7,129
Current maturities of obligations under capital leases	3,840	3,936
Deferred income taxes	27,255	22,561
Total current liabilities	444,066	438,351
Long-term debt, less current maturities	852,379	841,948
Obligations under capital leases, less current maturities	46,702	50,542
Other long-term liabilities	169,843	208,253
Total liabilities	1,512,990	1,539,094
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 17,919,143 and 17,874,312 at August 2, 2014 and August 3, 2013, respectively	179	179
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at August 2, 2014 and August 3, 2013	30	30
Treasury stock, at cost - 337,800 shares at August 2, 2014 and August 3, 2013	(1,387)	(1,387)
Additional paid-in-capital	160,461	160,652
Accumulated other comprehensive loss	(48,820)	(70,140)
Accumulated deficit	(50,874)	(39,628)
Total shareholders' equity	59,589	49,706
Total liabilities and shareholders' equity	$1,572,579	$1,588,800

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands except per share data)	August 2,	August 3,	August 2,	August 3,
(Unaudited)	2014	2013	2014	2013

Net sales	$563,452	$557,140	$1,170,912	$1,204,044
Other income	14,685	13,845	29,758	28,824
	578,137	570,985	1,200,670	1,232,868

Costs and expenses:
Costs of merchandise sold	357,252	351,008	750,362	772,596
Selling, general and administrative	215,807	211,253	438,126	436,349
Depreciation and amortization	24,043	22,919	45,605	44,099
Amortization of lease-related interests	1,159	1,135	2,341	2,271
Impairment charges	174	131	174	131
Loss from operations	(20,298)	(15,461)	(35,938)	(22,578)
Interest expense, net	15,447	17,547	30,718	36,255
Loss on extinguishment of debt	-	3,917	153	4,277

Loss before income taxes	(35,745)	(36,925)	(66,809)	(63,110)
Income tax provision	447	404	895	854

Net loss	$(36,192)	$(37,329)	$(67,704)	$(63,964)

Basic loss per share	$(1.86)	$(1.95)	$(3.50)	$(3.37)

Diluted loss per share	$(1.86)	$(1.95)	$(3.50)	$(3.37)

Other financial data:
Adjusted EBITDA (1)	$5,078	$8,724	$12,182	$23,923

(1) Adjusted EBITDA reconciliation

The following table reconciles net loss to Adjusted EBITDA for the periods indicated:

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands)	August 2,	August 3,	August 2,	August 3,
(Unaudited)	2014	2013	2014	2013

Net loss	$(36,192)	$(37,329)	$(67,704)	$(63,964)
Adjustments:
Income tax provision	447	404	895	854
Loss on extinguishment of debt	-	3,917	153	4,277
Interest expense, net	15,447	17,547	30,718	36,255
Depreciation and amortization	24,043	22,919	45,605	44,099
Amortization of lease-related interests	1,159	1,135	2,341	2,271
Impairment charges	174	131	174	131

Adjusted EBITDA	$5,078	$8,724	$12,182	$23,923

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com